Table of Contents

FOR IMMEDIATE RELEASE	Contacts:
Investors: Michael Weitz 203-352-8642
Media: Robert Zimmerman 203-359-5131

WWE® Reports 2010 Fourth Quarter and Full Year Results,
Posting Record Full Year EBITDA and 6% Rise in Net income

STAMFORD, Conn., February 10, 2011 - WWE (NYSE:WWE) today announced financial results for its fourth quarter ended December 31, 2010. Revenues totaled $122.5 million as compared to $117.3 million in the prior year quarter. Operating income was $14.4 million as compared to $17.8 million in the prior year quarter. Net income was $8.1 million, or $0.11 per share, as compared to $11.2 million, or $0.15 per share, in the prior year quarter.

“In 2010, WWE achieved record operating performance, generating the highest level of reported EBITDA in the Company’s history despite a challenging environment, particularly over the latter part of the year. Difficult trends continued in the fourth quarter and were exacerbated by the performance of Home Video,” stated Vince McMahon, Chairman and Chief Executive Officer. “For the quarter and the full year, our businesses exhibited three major areas of strength: increased value from our television content, significant growth from our new toy licensing partnership with Mattel, and continued financial discipline. These strengths served to mitigate the impact of a weak economy, changes in our talent base, and unfavorable industry trends in home video. We remain confident that we can address our talent related challenges, expand both our content and distribution and, leveraging our strengths, drive meaningful growth.”

Comparability of Results

Impacting comparability to the prior year quarter are production tax credits and charges associated with the write-down of a receivable due from a former business partner in the prior year quarter. Excluding the impact of these items, Q4 2010 Adjusted Operating income decreased 22% to $14.4 million and Adjusted EBITDA decreased 20% to $17.6 million. The Q4 2009 results included a $6.4 million charge associated with the write-down of a receivable due from a prior business partner. In addition, the Q4 2009 results included approximately $5.8 million of tax credits received related to our television and digital media production activities, which were recorded as a reduction of the direct expense in these areas and in our selling, general and administrative costs. (See Schedules of Adjustments in Supplemental Information). Please note that our revised film strategy utilizing a self-distribution model impacts the comparability of results but is not adjusted for in the aforementioned schedules.

Fourth Quarter Results by Region and Business Segment

Revenues from North America increased by 8%, led by growth in our Television, Licensing and WWE Studios businesses. Revenues outside North America decreased 3%, due to declines in our Live Events and Pay-Per-View businesses. There was no significant impact from changes in foreign exchange rates in the current quarter.

The following tables reflect net revenues by segment and by region for the three months ended December 31, 2010 and December 31, 2009. (Dollars in millions)

	Three Months Ended
	December 31,	December 31,
Net Revenues	2010	2009
Live and Televised Entertainment	$82.4	$83.8
Consumer Products	21.9	22.7
Digital Media	10.3	10.6
WWE Studios	7.9	0.2
Total	$122.5	$117.3

	Three Months Ended
	December 31,	December 31,
Net Revenues by Region	2010	2009
North America	$85.9	$79.5
Europe, Middle East & Africa (EMEA)	24.7	26.7
Asia Pacific (APAC)	6.4	7.0
Latin America	5.5	4.1
Total	$122.5	$117.3

Live and Televised Entertainment

Revenues from our Live and Televised Entertainment businesses were $82.4 million for the current quarter as compared to $83.8 million in the prior year quarter, representing a 2% decrease.
  Live Event revenues were $26.6 million as compared to $29.2 million in the prior year quarter. Revenues decreased 9% primarily due to a decline in average attendance, both domestically and internationally, which was partially offset by an overall increase in the average ticket price.
  There were 84 events, including 26 international events, during the current quarter as compared to 83 events, including 26 international events, in the prior year quarter.

  North American events generated $13.1 million of revenues from 58 events as compared to $13.7 million from 57 events in the prior year quarter. North American average attendance decreased 15% to approximately 5,600 from 6,600 in the prior year quarter. The average ticket price for North American events was $39.31 in the current quarter as compared to $35.48 in the prior year quarter.

  International events generated approximately $13.4 million of revenues as compared to $15.5 million in the prior year, based on the performance of 26 events in each quarter. International average attendance decreased 12% to 7,500 from 8,500 in the prior year quarter. Average ticket prices were $66.06 as compared to $69.78 in the prior year quarter, a 5% decrease, in part due to changes in foreign exchange rates.
  Pay-Per-View revenues were $13.8 million as compared to $16.3 million in the prior year quarter, reflecting a 23% decline in total pay-per-view buys. Beginning in January 2010, the suggested domestic retail price of non-WrestleMania pay-per-view events increased $5.00 to $44.95.
     The details for the number of buys (in 000s) are as follows:

		Three Months Ended
		December 31,
Broadcast Month	Events (in chronological order)	2010	2009
October	Hell in a Cell ™	210	283
October	Bragging Rights ™	137	181
November	Survivor Series ®	244	235
December	WWE TLC ™	195	228
Prior events		(2)	90
Total		784	1,017

  Television Rights Fees revenues were $35.7 million as compared to $30.4 million in the prior year quarter. This increase was primarily due to improved contract terms and contractual increases from our existing programs.

  Venue Merchandise revenues were $3.7 million as compared to $4.6 million in the prior year quarter, as the impact of a 21% decrease in total domestic attendance was partially offset by a 3% increase in domestic per capita merchandise sales to $9.19 in the current quarter.
Consumer Products

Revenues from our Consumer Products businesses decreased 4% to $21.9 million from $22.7 million in the prior year quarter, primarily due to our Home Video business, partially offset by the growth in our Licensing business.
  Home Video net revenues were $5.8 million as compared to $10.4 million in the prior year quarter, reflecting a $1.9 million reduction in our wholesale home video revenues, a $1.6 million reduction from lower than expected sell-through rates for our current and prior period releases and lower revenue from our international licensing. The reduction in our wholesale home video revenues was due primarily to changes in product mix and pricing, as the number of units shipped in the quarter increased slightly. The average effective price per unit declined 7% to approximately $14.22, reflecting discounted sales and promotions.

  Licensing revenues were $12.3 million as compared to $8.0 million in the prior year quarter, primarily due to higher toy sales. Revenues related to toys increased by approximately $4.0 million, reflecting the strength of our new partnership with Mattel. Revenues from video games decreased by approximately $0.4 million as compared to the prior year quarter. Unit shipments of our SmackDown vs. Raw video game declined 35% to 285,000 units as compared to the prior year quarter.

  Magazine publishing net revenues were $3.1 million as compared to $3.6 million in the prior year quarter, reflecting lower newsstand sales in the current quarter.
Digital Media

Revenues from our Digital Media related businesses were $10.3 million as compared to $10.6 million in the prior year, representing a 3% decrease.
  WWE.com revenues were $4.5 million as compared to $3.9 million in the prior year quarter, primarily reflecting increases in online advertising and syndication revenues, partially offset by lower mobile content revenues.

  WWEShop revenues were $5.8 million as compared to $6.7 million in the prior year quarter. The number of orders increased by 2% to approximately 125,000, which was more than offset by a 14% decline in average revenue per order to $45.99 from the prior year quarter.
WWE Studios

During the current quarter, we recorded revenue from our Studios business of $7.9 million as compared to $0.2 million in the prior year quarter. The increase was primarily driven by the release of our latest films, Legendary and Knucklehead, under our revised film distribution model. This new model entails self-distribution and marketing of our films. Under this new model, we reflect the entirety of a film’s gross receipts and its associated distribution and advertising costs in our results. In addition, this change in the distribution model results in the earlier recognition of revenue and expenses as compared to our previous model. The current quarter included $5.0 million in revenue and $6.0 million in expenses (including $2.5 million of distribution and advertising costs), resulting in a $1.0 million loss for the films released under this new model. There were no films released under this new model in the prior year quarter. For our first six films, which were released under our prior distribution model, we participate in revenues generated by their distribution on a net basis, i.e. after the print, advertising and distribution costs incurred by our partners have been recouped and the results have been reported to us. For these licensed films, we recorded an increase of $2.7 million in revenue from the prior year quarter, primarily driven by receipts relating to 12 Rounds, which was released in the prior year.

Profit Contribution (Net revenues less cost of revenues)

The absence of television production tax credits in the current quarter was the primary driver of the declines in our profit contribution to $46.8 million from $53.7 million and in our profit contribution margin to approximately 38% from 46% in the prior year quarter. In addition, revenue declines in our Home Video, Pay-Per-View and Live Event businesses more than offset gains in our Licensing and Television operations. Excluding items that impact comparability (discussed above), Adjusted Profit contribution declined to $46.8 million in the current quarter as compared to $50.1 million in the prior year quarter and Adjusted Profit margins declined to 38% as compared to 43% in the prior year quarter.

Selling, general and administrative expenses

SG&A expenses were $29.2 million for the current quarter as compared to $32.4 million in the prior year quarter. The decrease was led by a decline in bad debt and staff-related expenses, including accrued management incentive compensation. Excluding items that impact comparability (discussed above), Adjusted SG&A expenses increased slightly to $29.2 million in the current quarter as compared to $28.2 million in the prior year quarter.

Depreciation and amortization

Depreciation and amortization expense was $3.2 million for the current quarter as compared to $3.5 million in the prior year quarter.

EBITDA

EBITDA was $17.6 million in the current quarter as compared to $21.3 million in the prior year quarter, as the SG&A cost savings described above were more than offset by reduced profits from Home Video, Live Events, Pay-Per-View and WWE Studios. Excluding items that impact comparability (discussed above), Adjusted EBITDA was approximately $17.6 million in the current quarter as compared to $21.9 million in the prior year quarter.

Investment and Other (Expense) Income

Investment income of $0.5 million in the current quarter remained consistent with the prior year quarter. Other expense was $0.9 and $0.7 million in the current and prior year quarters, respectively, reflecting realized foreign exchange gains and losses and the revaluation of warrants held in certain licensees.

Effective tax rate

The current quarter effective tax rate was 42% as compared to 36% in the prior year quarter. The current quarter reflects a $0.8 million adjustment due to lower than expected deductions for qualified production activities as a result of recent changes in the tax code.

Summary Results for the Full Year 2010

Total revenues for the year ended December 31, 2010 were $477.7 million as compared to $475.2 million in the prior year. Operating income was $82.3 million as compared to $77.1 million in the prior year. Net income was $53.5 million, or $0.71 per share, as compared to $50.3 million, or $0.68 per share, in the prior year. EBITDA was $94.0 million for the current year as compared to $91.6 million in the prior year. Excluding items that impact comparability (discussed above), Adjusted Operating income for the current year was $82.3 million as compared $86.7 million in the prior year. Adjusted Net income was $53.5 million, or $0.71 per share, as compared to $56.1 million, or $0.76 per share, in the prior year. Adjusted EBITDA was $94.0 million for the current year as compared to $101.2 million in the prior year.

The following charts reflect net revenues by segment and by region for the years ended December 31, 2010 and December 31, 2009. (Dollars in millions)

Revenues increased 1% led by our WWE Studios segment reflecting the expansion of our release slate and a change in revenue recognition with our revised film distribution model. Growth in Television and Licensing was offset by declines across our other businesses.

	Net Revenues by Segment
	Twelve Months Ended
	December 31,	December 31,
	2010	2009
Live and Televised Entertainment	$331.8	$335.0
Consumer Products	97.4	99.7
Digital Media	28.9	32.8
WWE Studios	19.6	7.7
Total	$477.7	$475.2

Revenues from outside North America increased 6% led by an expansion of our Television and Licensing businesses in our Asia Pacific and Latin American markets, respectively, as well as an approximate $2.5 million favorable impact from changes in foreign exchange rates.

	Net Revenues by Region
	Twelve Months Ended
	December 31,	December 31,
	2010	2009
North America	$342.4	$348.1
Europe, Middle East & Africa (EMEA)	80.3	82.5
Asia Pacific (APAC)	35.6	32.1
Latin America	19.4	12.5
Total	$477.7	$475.2

Live and Televised Entertainment

Revenues from our Live and Televised Entertainment businesses were $331.8 million for the current year as compared to $335.0 million in the prior year, a decrease of 1%.

	December 31,	December 31,
	2010	2009
Live Events	$104.6	$108.8
Pay-Per-View	$70.2	$80.0
Venue Merchandise	$18.4	$19.8
Television Rights Fees	$127.0	$111.9
Television Advertising	$5.9	$7.7
WWE Classics On Demand	$4.6	$5.4

Consumer Products

Revenues from our Consumer Products businesses were $97.4 million as compared to $99.7 million in the prior year, a decrease of 2%.

	December 31,	December 31,
	2010	2009
Home Video	$32.1	$39.4
Licensing	$51.7	$44.7
Magazine Publishing	$11.0	$13.5

Digital Media

Revenues from our Digital Media related businesses were $28.9 million as compared to $32.8 million in the prior year, a decrease of 12%.

	December 31,	December 31,
	2010	2009
WWE.com	$14.9	$16.8
WWEShop	$14.0	$16.0

WWE Studios

We recorded revenue from our Studios business of $19.6 million as compared to $7.7 million in the prior year. The increase was primarily driven by the release of our latest films, Legendary and Knucklehead, under our revised film distribution model. This new model entails self-distribution and marketing of our films. Under this new model, we reflect the entirety of a film’s gross receipts and its associated distribution and advertising costs in our results. In addition, this change in the distribution model results in the earlier recognition of revenue and expenses as compared to our previous model. The current year included $8.8 million in revenue and $11.5 million in expenses (including $6.2 million of distribution and advertising costs), resulting in a $2.7 million loss for the films released under the new distribution model.

Profit Contribution (Net revenues less cost of revenues)

Profit contribution decreased to $203.4 million in the current year as compared to $219.3 million in the prior year, reflecting lower revenue from Pay-Per-View, Home Video and Live Events and the recognition of film costs under our new self-distribution model. The resulting changes in business mix, including the increased share of film revenue, contributed to a reduction in gross profit contribution margin to approximately 43% as compared to 46% in the prior year.

Selling, general and administrative expenses

SG&A expenses were $109.4 million for the current year as compared to $127.7 million in the prior year, led by decreases in staff-related expenses, including accrued management incentive compensation and bad debt, as well as lower legal and professional fees. Excluding items that impact comparability (discussed above), Adjusted SG&A expenses were $109.4 million for the current year as compared to $118.1 million in the prior year.

EBITDA

EBITDA for the current year increased to approximately $94.0 million as compared to $91.6 million in the prior year, reflecting SG&A cost savings as described above, partially offset by reduced profits from Pay-Per-View, Home Video, Live Events and WWE Studios. Excluding items that impact comparability (discussed above), Adjusted EBITDA was $94.0 million for the current year as compared to $101.2 million in the prior year.

Investment and Other Income (Expense)

Investment income, net was $2.0 million as compared to $3.1 million in the prior year. Prior year investment income included $1.0 million in realized investment gains as compared to $0.1 million in the current year. Additionally in the current year, increased investment yields offset lower average investment balances. Other expense of $2.1 million in the current year as compared to $0.4 million in the prior year primarily reflects the impact of realized foreign exchange gains and losses and the revaluation of warrants. In the current year, we recorded $1.3 million of foreign exchange losses as compared to gains of $1.5 million in the prior year. In the current year, we recorded a gain of $0.6 million as compared to a loss of $1.0 million in the prior year relating to the revaluation of warrants.

Effective tax rate

The effective tax rate was 35% in the current year as compared to 37% in the prior year. The decrease in tax rate in the current year was primarily driven by increased benefits related to qualified domestic production activities and the recognition of previously unrecognized tax benefits.

Cash Flows

Net cash provided by operating activities was $38.6 million for the year ended December 31, 2010 as compared to $116.4 million in the prior year. This $77.8 million decrease was driven primarily by an increase in feature film investments, changes in WWE’s tax position and working capital. Our cash investment in films increased by $33.5 million, driven by a $30.0 million increase in film production spending and a decrease of $3.5 million in film tax incentives received as compared to the prior year. Also driving a significant change in cash flow from operating activities was a $20.3 million increase in cash paid for taxes due to higher estimated taxable income and an $11.0 million refund received in the prior year. Moreover, the prior year reflected a one-time $13.2 million advance from a business partner. Capital expenditures increased to $11.0 million from $5.4 million in the prior year primarily due to increased investments in television production initiatives.

Additional Information

Additional business metrics are made available to investors on a monthly basis on our corporate website – corporate.wwe.com.

Note: WWE, Inc. will host a conference call on February 10, 2011 at 11:00 a.m. ET to discuss the Company’s earnings results for the fourth quarter of 2010. All interested parties can access the conference call by dialing 888-647-2706 (conference ID: WWE). Please reserve a line 15 minutes prior to the start time of the conference call. A presentation that will be referenced during the call can be found at the Company web site at corporate.wwe.com. A replay of the call will be available approximately three hours after the conference call concludes, and can be accessed at corporate.wwe.com.

WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The Company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family-friendly, PG content across all of its platforms including television programming, pay-per-view, digital media and publishing. WWE programming is broadcast in more than 145 countries and 30 languages and reaches more than 500 million homes worldwide. The Company is headquartered in Stamford, Conn., with offices in New York, Los Angeles, Chicago, London, Shanghai, Singapore, Tokyo and Mexico City. Additional information on WWE (NYSE: WWE) can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to http://www.wwe.com/worldwide/.

Trademarks: All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, copyrights and logos are the exclusive property of WWE, Inc. and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include, without limitation, risks relating to maintaining and renewing key agreements, including television distribution agreements; the need for continually developing creative and entertaining programming; the continued importance of key performers and the services of Vincent McMahon; the conditions of the markets in which we compete; acceptance of the Company's brands, media and merchandise within those markets; uncertainties relating to regulatory and litigation matters; risks resulting from the highly competitive nature of our markets; the importance of protecting our intellectual property and complying with the intellectual property rights of others; risks associated with producing live events both domestically and internationally; uncertainties associated with international markets; risks relating to our film business and any new business initiative which we may undertake; risks relating to the large number of shares of common stock controlled by members of the McMahon family; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated. In addition, our dividend is significant and is dependent on a number of factors, including, among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions on the payment of dividends, general economic and competitive conditions and such other factors as our Board of Directors may consider relevant, including a waiver by the McMahon family of a portion of the dividends.

WWE, Inc.
Consolidated Income Statements
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2010	2009	2010	2009
Net revenues	$122,524	$117,288	$477,655	$475,161

Cost of revenues	75,756	63,583	274,298	255,847
Selling, general and administrative expenses	29,108	32,420	109,392	127,757
Depreciation and amortization	3,246	3,470	11,707	14,424

Operating income	14,414	17,815	82,258	77,133

Investment income, net	543	556	2,047	3,051
Interest expense	(58)	(78)	(260)	(339)
Other expense, net	(932)	(715)	(2,105)	(415)

Income before income taxes	13,967	17,578	81,940	79,430

Provision for income taxes	5,840	6,410	28,488	29,127

Net income	$8,127	$11,168	$53,452	$50,303

Earnings per share:
Basic	$0.11	$0.15	$0.72	$0.68
Diluted	$0.11	$0.15	$0.71	$0.68

Weighted average common shares outstanding:
Basic	74,957	74,113	74,570	73,765
Diluted	75,406	74,523	75,306	74,286

WWE, Inc.
Consolidated Balance Sheets
(in thousands)
(Unaudited)

	As of	As of
	December 31,	December 31,
	2010	2009
ASSETS

CURRENT ASSETS:

Cash and cash equivalents	$69,823	$149,784
Short-term investments	97,124	58,440
Accounts receivable, net	52,051	62,732
Inventory, net	2,087	2,182
Prepaid expenses and other current assets	38,312	21,721
Total current assets	259,397	294,859

PROPERTY AND EQUIPMENT, NET	79,743	84,376

FEATURE FILM PRODUCTION ASSETS	56,253	37,053

INVESTMENT SECURITIES	15,037	22,370

INTANGIBLE ASSETS, NET	133	276

OTHER ASSETS	5,166	1,687

TOTAL ASSETS	$415,729	$440,621

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$1,169	$1,082
Accounts payable	18,441	21,281
Accrued expenses and other liabilities	24,478	35,164
Deferred income	28,323	14,603
Total current liabilities	72,411	72,130

LONG-TERM DEBT	1,621	2,790
NON-CURRENT TAX LIABILITIES	15,068	17,152
NON-CURRENT DEFERRED INCOME	9,881	11,528

STOCKHOLDERS' EQUITY:
Class A common stock	275	257
Class B common stock	465	477
Additional paid-in capital	336,592	326,008
Accumulated other comprehensive income	3,144	2,377
Retained (deficit) earnings	(23,728)	7,902
Total stockholders' equity	316,748	337,021

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$415,729	$440,621

WWE, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Twelve Months Ended
	Dec. 31,	Dec. 31,
	2010	2009
OPERATING ACTIVITIES:
Net income	$53,452	$50,303
Adjustments to reconcile net income to net cash provided by
operating activities:
Amortization of feature film production assets	13,000	3,916
Revaluation of warrants	(610)	1,050
Depreciation and amortization	11,707	14,424
Realized gain on sale of investments	(53)	(1,022)
Amortization of investment income	1,827	952
Stock compensation costs	7,579	7,389
Provision for doubtful accounts	774	8,558
Provision for inventory obsolescence	2,448	1,991
(Benefit from) provision for deferred income taxes	(2,410)	672
Excess tax benefit from stock-based payment arrangements	(2,758)	(133)
Changes in assets and liabilities:
Accounts receivable	9,908	(11,158)
Inventory	(2,353)	785
Prepaid expenses and other current assets	(15,897)	18,864
Feature film production assets	(32,535)	(9,942)
Accounts payable	(2,841)	2,948
Accrued expenses and other liabilities	(14,760)	12,081
Deferred income	12,074	14,729
Net cash provided by operating activities	38,552	116,407

INVESTING ACTIVITIES:
Purchase of property and equipment	(11,002)	(5,405)
Proceeds from infrastructure incentives	4,130	-
Purchase of other assets	(60)	(120)
Purchase of short-term investments	(96,751)	(54,593)
Proceeds from sales or maturities of investments	64,553	53,687
Net cash used in investing activities	(39,130)	(6,431)

FINANCING ACTIVITIES:
Repayments of long-term debt	(1,082)	(1,002)
Dividends paid	(83,643)	(82,267)
Issuance of common stock, net	1,022	949
Proceeds from exercise of stock options	1,562	2,340
Excess tax benefit from stock-based compensation arrangements	2,758	133
Net cash used in financing activities	(79,383)	(79,847)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(79,961)	30,129
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	149,784	119,655
CASH AND CASH EQUIVALENTS, END OF PERIOD	$69,823	$149,784

WWE, Inc.
Supplemental Information - EBITDA
(in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2010	2009	2010	2009
Net income reported on U.S. GAAP basis	$8,127	$11,168	$53,452	$50,303
Add back:
Provision for income taxes	5,840	6,410	28,488	29,127
Depreciation and amortization	3,246	3,470	11,707	14,424
Less:
Investment, interest and other (expense) income, net	(447)	(237)	(318)	2,297
EBITDA	$17,660	$21,285	$93,965	$91,557

Non-GAAP Measure:

EBITDA is defined as net income before investment, interest and other expense/income, income taxes, depreciation and amortization. The Company’s definition of EBITDA does not adjust its U.S. GAAP basis earnings for the amortization of Feature Film production assets. Although it is not a recognized measure of performance under U.S. GAAP, EBITDA is presented because it is a widely accepted financial indicator of a company’s performance. The Company uses EBITDA to measure its own performance and to set goals for operating managers. EBITDA should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE Inc.’s performance or liquidity, determined in accordance with U.S. GAAP.

WWE, Inc.
Supplemental Information – Schedule of Adjustments
(in millions)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2010	2009	2010	2009
Profit contribution	$46.8	$53.7	$203.4	$219.3
Adjustments (Added back):
Production tax credits	-	(3.6)	Not applicable*
Adjusted Profit contribution	$46.8	$50.1	$203.4	$219.3
Selling, general and administrative expenses	29.2	32.4	109.4	127.7
Adjustments (Added back):
Production tax credits	-	2.2	Not applicable*
Bad debt reserves for prior business partner	-	(6.4)	-	(7.4)
Restructuring	-	-	-	(2.2)
Adjusted Selling, general and administrative expenses	$29.2	$28.2	$109.4	$118.1
Depreciation and amortization	3.2	3.5	11.7	14.5
Operating income	$14.4	$17.8	$82.3	$77.1
Adjusted Operating income	$14.4	$18.4	$82.3	$86.7
EBITDA	$17.6	$21.3	$94.0	$91.6
Adjusted EBITDA	$17.6	$21.9	$94.0	$101.2

Non-GAAP Measure:

Adjusted Profit contribution, Adjusted Selling, general and administrative expenses, Adjusted Operating income and Adjusted EBITDA exclude certain material items, which otherwise would impact the comparability of results between periods. These should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE Inc.’s performance or liquidity, determined in accordance with U.S. GAAP.

* The receipt of Production tax credits is not included as an adjustment in this Schedule for the Twelve Months Ended December 31, 2010 and 2009 as credits were received in both periods and do not materially impact comparability.

WWE, Inc.
Supplemental Information – Schedule of Adjustments
(in millions, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2010	2009	2010	2009
Operating income	$14.4	$17.8	$82.3	$77.1
Adjustments (Added back):
Production tax credits	-	(5.8)	Not applicable*
Bad debt reserves for prior business partner	-	6.4	-	7.4
Restructuring	-	-	-	2.2
Adjusted Operating income	$14.4	$18.4	$82.3	$86.7
Investment, interest and other (expense) income, net	(0.5)	(0.2)	(0.4)	2.3
Adjusted Income before taxes	$13.9	$18.2	$81.9	$89.0
Adjusted Provision for taxes	(5.8)	(6.6)	(28.4)	(32.9)
Adjusted Net income	$8.1	$11.6	$53.5	$56.1
Adjusted Earnings per share:
Basic	$0.11	$0.16	$0.72	$0.76
Diluted	$0.11	$0.16	$0.71	$0.76
Weighted average common shares outstanding:
Basic	74,957	74,113	74,570	73,765
Diluted	75,406	74,523	75,306	74,286

Non-GAAP Measure:

Adjusted Operating income, Adjusted Net income and Adjusted Earnings per share exclude certain material items, which otherwise would impact the comparability of results between periods. These should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE Inc.’s performance or liquidity, determined in accordance with U.S. GAAP.

* The receipt of Production tax credits is not included as an adjustment in this Schedule for the Twelve Months Ended December 31, 2010 and 2009 as credits were received in both periods and do not materially impact comparability.

WWE, Inc.
Supplemental Information - Free Cash Flow
(in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2010	2009	2010	2009
Net cash provided by operating activities	$10,644	$23,600	$38,552	$116,407
Less cash used in capital expenditures:
Purchase of property and equipment	(1,932)	(1,765)	(11,002)	(5,405)
Proceeds from infrastructure incentives	-	-	4,130	-
Purchase of other assets	-	(28)	(60)	(120)
Free Cash Flow	$8,712	$21,807	$31,620	$110,882

Non-GAAP Measure:

We define Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash our continuing business is generating after capital expenditures, available for reinvesting in the business and for payment of dividends.